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                                                                     EXHIBIT 3.1

COMMONWEALTH OF THE BAHAMAS

New Providence


                           ADOPTED AS OF June 18, 1999


                              AMENDED AND RESTATED
                            MEMORANDUM OF ASSOCIATION


                                       OF


                             STEINER LEISURE LIMITED




                            Harry B. Sands & Company
                          Counsel and Attorneys-at-Law
                                    Chambers
                                 Nassau, Bahamas




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                    The International Business Companies Act

                            Company Limited by Shares

                              AMENDED AND RESTATED

                            MEMORANDUM OF ASSOCIATION

                                       OF

                             STEINER LEISURE LIMITED



         1. The name of the Company is STEINER LEISURE LIMITED.

         2. The registered office of the Company will be situated in the Chambers of Messrs. Harry B. Sands & Company, Fifty Shirley Street, Nassau, Bahamas.

         3. The registered agent of the Company will be Harry B. Sands & Company, Fifty Shirley Street, Nassau, Bahamas.

         4. The object or purpose for which the Company is established is to engage in any act or activity that is not prohibited under any law for the time being in force in the Commonwealth of The Bahamas.

         5.
                  (1)      The Company may not:

                           (a) carry on business with persons resident in the Commonwealth of The Bahamas;

                           (b) own an interest in real property situated in the Commonwealth of the Bahamas, other than a lease referred to in paragraph (e) of subclause (2) of this clause;

                           (c) carry on banking or trust business as defined by the Banks and Trust Companies Regulation Act;

                           (d) carry on business as an insurance or a reinsurance company; or

                           (e) carry on the business of providing the registered office for companies.

                  (2) For the purposes of paragraph (a) subclass (l) of this clause, the Company shall not be treated as carrying on business with persons resident in the Commonwealth of The Bahamas by reason only that:

                           (a) it makes or maintains deposits with a person carrying on business within the Commonwealth of The Bahamas;

                           (b) it makes or maintains professional contact with counsel and attorneys, accountants, bookkeepers, trust companies, management companies, investment advisers or other similar persons carrying on business within the Commonwealth of The Bahamas;

                           (c) it prepares or maintains books and records within the Commonwealth of The Bahamas;




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                           (d)      it holds, within the Commonwealth of The
                                    Bahamas, meetings of its directors or
                                    members;

                           (e) it holds a lease of property for use as an office from which to communicate with members or where books and records of the company are prepared or maintained;

                           (f) it holds shares, debt obligations or other securities in a company incorporated under this Act or under the Companies Act;

                           (g) shares, debt obligations or other securities in the company are owned by any person resident in the Commonwealth of The Bahamas or by any company incorporated under this Act or under the Companies Act; or

                           (h) it conducts any of its operations with a person without knowing or having reasonable cause to believe that such person is a person resident in The Bahamas.

         6. The liability of the members is limited by shares.

         7. Shares in the Company shall be issued in the currency of the United States of America.

         8. The authorized capital of the Company is One Million One Hundred Thousand Dollars ($1,100,000) and is made up of One Hundred and Ten Million (110,000,000) shares of which of which One Hundred Million (100,000,000) are Common Shares, par value $0.01 per share (the "Common Shares"), and Ten Million (10,000,000) are Preferred Shares, par value $.01 per share (the "Preferred Shares").

         9. The following is a statement fixing certain of the designations and the powers, voting rights, preferences and relative, participating, optional and other rights of the Common Shares and the Preferred Shares, and the qualifications, limitations or restrictions thereof, and of the authority with respect thereto expressly granted to the Board of Directors of the Company to fix any such provisions not fixed by this Amended and Restated Memorandum of Association or the Amended and Restated Articles of Association of the Company:

                  (1) The Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issue of authorized but unissued Preferred Shares, which shares may be issued from time to time, in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The powers, voting rights, designations, preferences and relative, participating, optional or other special rights, if any, of each series of Preferred Shares and the qualifications, limitations or restrictions, if any, of such preferences and/or rights (collectively, the "Series Terms"), shall be such as are stated and expressed in the resolution or resolutions providing for the issue of such series of Preferred Shares (the "Series Terms Resolution") adopted by the Board of Directors. The powers of the Board of Directors with respect to the Series Terms of a particular series (any of which powers may, by resolution of the Board of Directors, be specifically delegated to one or more of its committees, except as prohibited by law) shall include, but not be limited to, determination of the following:

                           (a) The number of shares constituting that series and the distinctive designation of that series;

                           (b) The dividend rate on the shares of that series, whether such dividends, if any, shall be cumulative, and, if so, the date or dates from which dividends payable on such shares shall accumulate, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                           (c) Whether that series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

                           (d) Whether that series shall have conversion privileges with respect to shares of any other class or classes of shares or of any other series of any class of shares, and, if so, the terms and conditions of such conversion upon the occurrence of such events as the Board of Directors shall determine;




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                           (e)      Whether the shares of that series shall be
                                    redeemable, and, if so, the terms and
                                    conditions of such redemption, including their relative rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                           (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series by the Company, and, if so, the terms and amount of such sinking fund;

                           (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series;

                           (h) The conditions or restrictions upon the creation of indebtedness of the Company or upon the issuance of additional Preferred Shares or other capital shares ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation;

                           (i) The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Shares or to any series thereof with respect to dividends or distribution of assets upon liquidation;

                           (j) Any other designations, preferences, powers and rights and any qualifications, limitations or restrictions thereon as may be fixed by resolution or resolutions of the Board of Directors under the International Business Companies Act, 1989 of the Commonwealth of the Bahamas; and

                           (k) Any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside this Amended and Restated Memorandum of Association and the Series Terms Resolution, provided that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in this Amended and Restated Memorandum of Association or in the Series Terms Resolution.

                  (2) Subject to the rights of the holders of any series of Preferred Shares set forth in any Series Terms Resolution, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Shares of the Company.

                  (3) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment or provision for the payment of the debts and other liabilities of the Company and the payment or setting aside for payment of any preferential amount due to the holders of any series of Preferred Shares, the holders of Common Shares, subject to the rights of the holders of any class of shares or series ranking on a parity with the Common Shares as to the payments or distributions in such event, shall be entitled to receive ratably any and all assets of the Company remaining to be paid or distributed.

                  (4) The holders of the Common Shares shall be entitled at all meetings of shareholders to one vote for each such share held by them.

                  (5) Holders of Common Shares shall have no cumulative voting rights and no preemptive rights.

                  (6) Unless otherwise provided in a Series Terms Resolution with respect to a particular series of Preferred Shares, all Preferred Shares redeemed or acquired by the Company (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares.




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                  (7) Unless otherwise provided with respect to a particular series of Preferred Shares in a Series Terms Resolution, no holder of capital shares of the Company shall have any preemptive or other right, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof of the Company, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchange able for or carrying any right to purchase any shares of any class, or series thereof of the Company.

         10. Shares in the Company shall only be issued as registered shares.

         11. Only an individual may serve as a director of the Company.

         12. Directors shall not be entitled to appoint alternate directors.

         13. Any amendment to this Memorandum of Association must be approved by the affirmative vote of a majority of the votes of shareholders entitled to vote thereon, except that the directors may amend this Memorandum to

                           (a) divide the shares, including issued shares of a class or series into a larger number of shares of the same class or series; or

                           (b) the shares, including issued shares, of a class or series into a smaller number of shares of the same class or series, provided, however, that where shares are divided or combined under (a) or (b) of this paragraph 13, the aggregate par value of the new shares must be equal to the aggregate par value of the original shares.


                                        ADOPTED:         June 18, 1999
                                                -------------------------------
                                                              Date





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